UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

INDEPENDENT BANK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of the Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rues 14a-6(i)(1) and 0-11.
1.Title of each class of securities to which transaction applies:
________________________________________________________________________________________________________________
2.Aggregate number of securities to which transaction applies:
________________________________________________________________________________________________________________
3.Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________________________________________
4.Proposed maximum aggregate value of transaction:
________________________________________________________________________________________________________________
5.Total fee paid:
________________________________________________________________________________________________________________
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.Amount Previously Paid:
________________________________________________________________________________________________________________
2.Form, Schedule or Registration Statement No.:
________________________________________________________________________________________________________________
3.Filing Party:
________________________________________________________________________________________________________________
4.Date Filed:
________________________________________________________________________________________________________________

Independent Bank Corporation

Proxy Statement and Notice of 2024
Annual Meeting of Shareholders

Independent Bank Corporation
4200 East Beltline, Grand Rapids, Michigan, 49525
March 11, 2024
Dear Fellow Shareholder,
It is our pleasure to invite you to attend the 2024 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern time, on Tuesday, April 23, 2024. We will be conducting our annual Meeting of Shareholders by means of remote communication via the Internet. To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2024. At this site you will be able to vote electronically and submit questions during the meeting. You will need the 16 digit control number included with these proxy materials to vote or submit questions during the meeting.
We are again providing proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of conducting our Annual Meeting. On or about March 11, 2024, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting. The proxy materials available online include our 2024 proxy statement and our 2023 annual report, which summarizes Independent Bank Corporation’s 2023 results and includes our 2023 consolidated financial statements.
Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.
Sincerely,

William B. Kessel
President and Chief Executive Officer

PROXY STATEMENT

INDEPENDENT BANK CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 23, 2024

Date:	April 23, 2024

Time:	3:00 p.m., Eastern time

Virtual Meeting URL:	www.virtualshareholdermeeting.com/IBCP2024

We are holding the 2024 Independent Bank Corporation Annual Meeting of Shareholders for the following purposes:
1.To elect three directors to serve three-year terms expiring in 2027;
2.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3.To participate in an advisory (non-binding) vote to approve the compensation of our executives, as disclosed in this proxy statement;
4.To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
The record date for the Annual Meeting is February 23, 2024 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting.
Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet this year. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 11, 2024, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire.
Independent Bank Corporation will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders on the date of the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Company – 4200 East Beltline, Grand Rapids, Michigan, 49525.
Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, once you receive (upon your request) a printed proxy card in the mail, by completing, dating, signing and returning the proxy card. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Gavin A. Mohr
Executive Vice President, Chief Financial Officer and Corporate Secretary
March 11, 2024

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan, 49525

2024 PROXY STATEMENT QUESTIONS AND ANSWERS
The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?
A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend the meeting. When you complete and submit a proxy card, use the automated telephone voting system, or use the Internet voting system, you are submitting a proxy. The Board of Directors of Independent Bank Corporation is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “IBCP,” “we,” “our” and “us” all refer to Independent Bank Corporation and its subsidiaries.

What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March 11, 2024.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.
On or about March 11, 2024, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.
If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?
You may view this proxy statement and the 2023 annual report electronically by going to www.proxyvote.com.

Who can vote?
Only record holders of Independent Bank Corporation common stock at the close of business on February 23, 2024, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you can vote in one of four ways:
•Via Internet before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for Internet voting is 11:59 p.m., Eastern Time, April 22, 2024.
•By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 p.m., Eastern Time, April 22, 2024.
•In Writing: Complete, sign, date, and return the proxy card in the return envelope provided with your proxy card.
•At the Annual Meeting: To attend the meeting virtually and cast your vote, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2024. At this site you will be able to vote electronically and submit questions during the meeting.
If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and for the non-binding, advisory proposal to approve executive compensation.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:
1.delivering written notice of revocation to the Corporate Secretary of Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan, 49525;
2. submitting another properly completed proxy card that is later dated;
3. voting by telephone at a subsequent time;
4.voting by the Internet at a subsequent time; or
5. voting at the Annual Meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.

How many votes do we need to hold the Annual Meeting?
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.
Shares are counted as present at the meeting if the shareholder either:
•has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet); or
•is present at the Annual Meeting.
On the Record Date, there were 21,082,873 shares of common stock issued and outstanding. Therefore, at least 10,541,437 shares need to be present at the Annual Meeting in order for there to be a quorum.

What matters will be voted on at the meeting?
You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2027; (ii) the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and (iii) a non-binding advisory proposal on the compensation of our named executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?
A majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. Under the Company’s majority vote standard for the election of directors (described in more detail below), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes cast “against.” Because the say-on-pay vote is advisory, it will not be binding upon the Board of Directors or the compensation committee.
Also, please remember that the election of directors and the say-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.
Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?
You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.

Where do I find the voting results of the meeting?
If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 23, 2024.
This proxy statement along with our annual report is available at: www.proxyvote.com.
A copy of Independent Bank Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Independent Bank Corporation, 4200 East Beltline, Grand Rapids, Michigan, 49525.

VOTING SECURITIES AND RECORD DATE
As of February 23, 2024, the Record Date for the Annual Meeting, we had issued and outstanding 21,082,873 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the Record Date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
As of February 23, 2024, no person was known by us to be the beneficial owner of 5% or more of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding
Black Rock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,924,250	13.9%

FJ Capital Management, LLC(2) 7901 Jones Branch Drive, Ste 210 McLean, VA 22102	1,288,658	6.1

The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	1,067,691	5.1
(1) Based on information set forth in Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that the shares of common stock listed above are held of record by clients of BlackRock, in its capacity as investment adviser.
(2) Based on information set forth in Schedule 13G filed with the SEC on February 8, 2024 by FJ Capital Management, LLC.
(3) Based on information set forth in Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group.

INDEPENDENT BANK CORPORATION
BOARD OF DIRECTORS

Michael M. Magee, Jr.
Chairman

William J. Boer
Lead Director

Dennis W. Archer, Jr.
Director

Terance L. Beia
Director

Joan A. Budden
Director

Michael J. Cok
Director

Stephen L. Gulis, Jr.
Director

Christina L. Keller
Director

William B. Kessel
Director

Ronia F. Kruse
Director

Be Independent

PROPOSAL I

SUBMITTED FOR YOUR VOTE - ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board. Our current Board has fixed the size of our Board at 11 members. Christina L. Keller, Ronia F. Kruse and Mike M. Magee, Jr. are nominees to serve three-year terms expiring in 2027. All of the nominees are incumbent directors previously elected by our shareholders.
The proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named as proxy holders in the accompanying proxy will vote for the above named nominees unless a shareholder directs otherwise. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.
The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. ‘Abstentions’ and broker non-votes are not counted as votes cast either “for” or “against” a director’s election. In a contested election, directors are elected by a plurality of the votes cast at the meeting of shareholders. An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.
In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.
In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of common stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 23, 2024, by the respective nominees and directors.

The Board of Directors recommends a vote FOR the election of each of the three nominees.

Effective Tuesday, April 23, 2024 Stephen L. Gulis Jr. will become Chairperson of our Board. Michael M. Magee Jr. will continue to serve as a director. The Board would like to thank Mr. Magee for his outstanding leadership as Chairperson over the last eleven years and looks forward to his continued contribution as a director. In connection with this change, Michael J. Cok will replace Mr. Gulis as the Chairperson of the Audit Committee.
As of the close of the Annual Meeting, Matthew J. Missad will complete his latest three year term as a director. As of that time, the size of the Board will be reduced to ten members. The Board would like to thank Mr. Missad for his significant contributions during his ten years of service as a member of our Board.

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares (2)
Nominees for a three-year term expiring 2027
Christina L. Keller (age 42)	12,866.06%		29,746

Ms. Keller has been a member of our Board since December 2016. Since 2009, Ms. Keller has been a leader at Cascade Engineering (CE), where she is currently the CEO of the Cascade Engineering Family of Companies. CE is a diversified global manufacturing company based in Grand Rapids, Michigan. CE is a woman-owned, B certified corporation and a pioneer in the Environmental, Social and Governance (ESG) space. Before becoming CEO, Ms. Keller worked at Accenture and Environmental Resources Trust, gaining expertise in ESG and sustainability. Her role as an executive of a global manufacturing company and her knowledge base relevant to ESG are essential resources to the Board and management.
			.14%

Ronia F. Kruse (age 53)	1,000	—%	18,791
Ms. Kruse was appointed to the Board in October 2019. She is the founder and CEO of OpTech, LLC and OpTech Solutions. These firms provide talent and solutions for clients in technology including analytics, cyber security, application development and connected vehicles. Prior to founding this business in 1999, Ms. Kruse was a senior tax consultant for a big 4 CPA firm. She is a certified public accountant. Her role as the CEO of a technology consulting firm, her background at a public accounting firm and her leadership skills provide an important resource to the Board and management.			.09%

Michael M. Magee, Jr. (age 67)	28,012.13%		28,012

Mr. Magee is the Chairperson of the Board of Directors. Prior to January 1, 2013, Mr. Magee was the Chief Executive Officer of the Company since January 1, 2005, Executive Vice President and Chief Operating Officer since 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a director of the Company in 2005. Mr. Magee has over 44 years of service in the financial services industry and served as our Chief Executive Officer for 8 years. That position and those experiences make him an important component of the Board, and his prior roles with the Company allow him to be particularly effective as Chairperson of the Board.

			.13%

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares (2)
Directors whose term expire in 2025
Dennis W. Archer, Jr. (age 54)	11,000.05%		17,012
Mr. Archer has been a member of our board since October 2020. Mr. Archer is the Founder and CEO of Sixteen42 Ventures, the parent company to all his companies - Ignition Media Group, a leading integrated marketing agency, and Archer Corporate Services (ACS), where he is president and founding partner. ACS is one of the nation’s leading marketing fulfillment service firms, serving clients such as General Motors, Procter & Gamble, Johnson & Johnson, Prestige Brands and Blue Buffalo. Mr. Archer’s hospitality holding company, Congress Hospitality, he is creator and managing partner of Central Kitchen + Bar. Previously Mr. Archer was a director of Main Street Bank, where he served on the audit committee, loan committee and CRA committee. Mr. Archer holds a law degree from the University of Michigan. Mr. Archer’s entrepreneurial experience, background in community banking and Community involvement in Southeast Michigan makes him a valuable contributor to our Board.
			.08%

William J. Boer (age 68)	43,663.21%		43,663
Mr. Boer is President and Founder of Grey Dunes, an independent family office advisory firm in Grand Rapids, Michigan. He has been a member of our board since 2012. From 1995 to 2005, Mr. Boer served as Vice President and Chief Operating Officer of RDV Corporation, the family office of the Richard M. DeVos family. Prior to joining RDV Corporation in 1995, Mr. Boer was President of Michigan National Bank, Grand Rapids, and from 1987 to 1993 was Vice President for Administration and Finance at Calvin College. Mr. Boer’s past banking experience, his investment advisory expertise, and his broad experience in executive leadership roles within a number of industries provides important skill sets to our Board.
			.21%

Joan A. Budden (age 62)	6,960.03%		40,141
Ms. Budden has been a director since July 2015. She currently is the President of a boutique consulting company specializing in strategic planning, leadership development, culture change and strategic marketing. Prior to this she was President & CEO of Priority Health from January 2016 to January 2021, one of Michigan’s largest health plans with over $3 billion in revenue. In that role she successfully lead a large acquisition, expanded their market share and geographic footprint and drove profitable growth. Before becoming CEO Ms. Budden served as Chief Marketing Officer for Priority Health since 2009. Ms. Budden’s responsibilities as Chief Marketing Officer included leading strategic positioning and profitable growth for direct to consumer, government and business-to-business markets. Ms. Budden has more than 25 years of executive leadership experience in the health insurance industry that includes leading business development, change management in technology environments, consumer experience, corporate governance and strategy development at a large national health insurer and an integrated delivery system. Ms. Budden serves as a director of UFP Industries, Inc., Presbyterian Health Plan, Together Women’s Health and The Children’s Healing Center. Budden’s experience in a highly competitive and regulated industry as well as her marketing expertise and leadership skills, make her an important contributor to the Board.			.19%

Michael J. Cok (age 62)	—	—%	22,969

Mr. Cok has been a member of the board since June 2017. Until November 30, 2023, he was the President of Foremost, a division of Farmers Group, Inc., which manages the insurance operations of the Farmers Insurance Group of Exchanges (Farmers Insurance Exchange, Fire Insurance Exchange and Truck Insurance Exchange). Until November 30, 2023, he also served as President of Foremost Insurance Company, Grand Rapids, Michigan, and its subsidiaries, which are wholly-owned subsidiaries of the Exchanges. Farmers Group, Inc. is a wholly-owned subsidiary of the Zurich Insurance Group Ltd. family of insurance companies. Foremost provides a variety of specialty, personal lines insurance products throughout the United States. Mr. Cok is a certified public accountant and is active in a variety of charitable and civic organizations. Mr. Cok’s role as an executive of a large insurance company, his accounting background, and his community involvement make him a valuable contributor to the Board.

			.11%

	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding	Beneficial Ownership (and percent) Including Certain Deferred Shares (2)
Directors whose term expire in 2026
Terance L. Beia (age 64)	38,120.18%		38,120
Mr. Beia was appointed to the Board in April 2018 in conjunction with the Company’s acquisition of Traverse City State Bank (‘‘TCSB’’). He is active in the oil and gas exploration industry and he owns and manages commercial and residential real estate holdings in the Traverse City area. He served on the TCSB Board of Directors for 17 years. Mr. Beia’s business experience in the Traverse City area and long-term service with TCSB make him a valuable contributor to our Board.			.18%

Stephen L. Gulis, Jr. (age 66)	—	—%	59,746

Mr. Gulis became a director in 2004. He retired in 2008 as the Executive Vice President and President of Wolverine Worldwide Global Operations Group. He served as Executive Vice President, CFO and Treasurer of Wolverine Worldwide prior to his appointment as President, Global Operations. Prior to joining Wolverine Worldwide, he was a certified public accountant with the accounting firm Touche Ross & Company. Mr. Gulis is also a director for Sleep Number Corporation. In addition to his board positions, Mr. Gulis serves as an independent financial, operations and management advisor to several privately held organizations. Mr. Gulis’ prior experience as a chief financial officer of a major corporation is an important skill set to have on the Board. In addition, his prior experience with a corporation that is subject to the reporting requirements of the Securities Exchange Act of 1934 provides additional value to the Board.
			.28%

William B. Kessel (age 59)	150,453(3)	.71%	150,453
Mr. Kessel serves as President and CEO of IBCP and Independent Bank. He became a director of IBCP on January 1, 2013. Prior to his appointment as CEO as of January 1, 2013, Mr. Kessel served as President since April 1, 2011, and as Chief Operating Officer from 2007 to 2011. He also served as President of Independent Bank (prior to the consolidation of our four bank charters) from 2004 to 2007. Prior to joining IBCP in 1994, Mr. Kessel worked for a regional certified public accounting firm in their financial institutions group. Mr. Kessel has over 35 years of service in the financial services industry. His positions with the Company and those experiences make him a particularly important component of the Board.
			.71%

(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership.

(2)
Certain of our directors have made elections to defer fees they received or will receive for service as a director and to have such fees paid to them in shares of our common stock after their retirement from the Board. These elections were made pursuant to the terms of the Deferred Compensation and Stock Purchase Plan for Non-employee Directors described under “Director Compensation” below. Until such shares are issued to the director, the director does not have the right to vote or sell the shares, so the shares are not deemed “beneficially owned” by the director for purposes of this table. However, because these shares represent a material portion of certain directors’ investment in the Company, we are presenting them in this additional column. As of February 23, 2024, a total of 176,891 of our outstanding shares of common stock have been issued to, and are being held by, a trust to be issued to directors pursuant to the foregoing plan.

(3)	Includes 7,838 shares allocated to Mr. Kessel’s account in the Independent Bank Corporation Employee Stock Ownership Plan (“ESOP”).

Diversity Matrix
Part I: Gender ID	Female	Male	Non-Binary	Did Not Disclose
Directors	3	7		1
Part II: Demographic background
African American		1
Alaskan Native or American Indian
Asian
Hispanic or Lantinx
Native Hawaiian or Pacific Islander
White	3	6
Two or more races or ethnicities
LGBTQ+
Did not disclose demographic background				1

To see our Board Diversity Matrix as of February 24, 2023, please see our proxy statement filed with the SEC on March 3, 2023.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by our “Named Executives” (listed in the Summary Compensation Table below) and by all of our directors and executive officers as a group as of February 23, 2024.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding
William B. Kessel	150,453	0.71%
Gavin A. Mohr	195,013(3)	0.92%
Patrick J. Ervin	35,895	0.17%
Stefanie M. Kimball	69,567	0.33%
Larry R. Daniel	30,255	0.14%
All executive officers and directors as a group (consisting of 17 persons)	1,155,081(4)	5.48%

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESOP.

(2)	Does not include shares that may be issued pursuant to performance units granted to each Named Executive in January 2022 and February 2023 and 2024, as described under “Executive Compensation” below.

(3)
Includes 176,891 shares of our outstanding common stock being held in trust for issuance to directors pursuant to our Deferred Compensation and Stock Purchase Plan for Non-employee Directors. See footnote (2) above. As co-trustee, Mr. Mohr shares voting and investment power over these shares and is therefore deemed to beneficially own these shares for purposes of this table. The executive officer has no pecuniary interest in the shares.

(4)	Beneficial ownership is disclaimed as to 494,532 shares, all of which are held in the ESOP for employees other than executive officers

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PRINCIPLES
For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees, are available for review on our website at www.IndependentBank.com under the “Investor Relations” tab.

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principal executive officer, principal financial officer, principal accounting officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan, 49525. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.

DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS
As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in The NASDAQ Stock Market Listing Rule 5605(a)(2): Terance L. Beia, William J. Boer, Joan A. Budden, Michael J. Cok, Stephen L. Gulis, Christina L. Keller, Ronia F. Kruse, Michael M. Magee, Jr., Matthew J. Missad and Dennis W. Archer, Jr. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under applicable SEC rules. There are no family relationships between or among our directors, nominees or executive officers.

MEETING ATTENDANCE
Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our Annual Meeting of Shareholders. All of our directors attended our 2023 annual shareholders meeting. During 2023, the Board held seven meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

BOARD COMMITTEES AND FUNCTIONS
Our Board of Directors has three standing committees: audit, compensation and nominating and corporate governance. Copies of the charters of each of these committees are available on our Website at www.IndependentBank.com.
Our audit committee, which met on seven occasions in 2023, consists of directors Gulis (Chairperson), Archer, Cok, and Kruse. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert,” as that term is defined in SEC rules. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established.
Our compensation committee, which met on three occasions in 2023, consists of directors Budden (Chairperson), Keller and Missad. This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers. At the beginning of each year, our compensation committee meets to review our CEO’s performance against the Company’s goals and objectives for the preceding year and also to review and approve the corporate goals and objectives that relate to CEO compensation for the forthcoming year. This committee also evaluates the CEO and other key executives’ compensation against (1) pre-established, measurable performance goals and budgets, (2) generally comparable groups of executives, and (3) external market trends. Following this review, this committee recommends to the full Board the annual base salary, annual incentive compensation, total compensation and benefits for our CEO. This committee is also responsible for approving equity-based compensation awards under our Long-Term Incentive Plan. The base salaries of executive officers, other than our CEO, are established by our CEO.
This committee is also responsible to recommend to the full Board the amount and form of compensation payable to directors. From time to time, the committee relies upon third party consulting firms to assist the committee in its oversight of the Company’s executive compensation policy and our Board compensation. This is discussed in more detail in the “Compensation Discussion and Analysis” included in this proxy statement.
Our nominating and corporate governance committee, which met on two occasions in 2023, consists of directors Boer (Chairperson), Beia and Gulis. This committee is responsible for making recommendations on the qualifications and standards to serve on our Board, identifying Board candidates and monitoring our corporate governance standards. The committee regularly reviews and is responsible for reviewing succession plans and planning for the Board of Directors and senior management personnel.
Our Amended and Restated Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than 60 and no more than 90 days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, this committee may use the services of such a firm in the future if it deems it necessary or appropriate.
The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. This committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, this committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. While the Board does not have a formal policy regarding the consideration of nominee diversity, this committee does consider diversity in its identification of director candidates. Diversity in business, industry and professional experience, education, and training, as well as an individual’s general background, benefits our Company by increasing the range of skills and perspectives of our Board and enhances its ability to govern the affairs of the Company.
The nominating and corporate governance committee has not received any recommended director nominations from any of our shareholders in connection with our 2024 Annual Meeting. Each of the nominees that is standing for election as a director at the 2024 Annual Meeting is an incumbent director previously elected by our shareholders.

MAJORITY VOTING
In January 2017 our Board of Directors approved an amendment to our Bylaws to provide for majority voting for the election of directors. This majority voting standard is described above under “Proposal I Submitted for Your Vote – Election of Directors.”

LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT
Our Board has separated the positions of the Company’s Chief Executive Officer and Chairperson of the Board. Mr. Kessel serves as our CEO and Mr. Magee currently serves as Chairperson of the Board, and as explained above, independent director Gulis will replace Mr. Magee as Chairperson as of the date of the Annual Meeting. Further, Mr. Boer serves as the Lead Independent Director in the instance where the Board meets without the presence of either the Chairperson or CEO. In addition to this structure, the Board regularly meets in executive session, without the presence of management. The Board may also meet without the presence of any directors who are not considered independent directors.
Our Board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, our Board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. Our risk management processes bring to the Board’s attention our most material risks and permit the Board to understand and evaluate how those risks interrelate and how management addresses them.
Our Board performs its risk oversight function in several ways. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The Board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners.
The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. Our audit committee’s risk oversight functions include:
•Approving the independent auditor and its annual audit plan, as well as our Internal Audit Department annual plan; and,
•Receiving periodic reports from our independent auditors and our Internal Audit Department.
Our compensation committee most closely monitors the risks to which our compensation policies and practices could subject us. In performing these functions, this committee considers input from the Company’s senior risk officers and outside legal counsel and consultants. For 2023 compensation, this Committee reviewed the incentive plans for the Company to determine whether those plans subject us to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings. In conducting its review, this committee considered asset quality, asset valuations, oversight and treatment of certain non-performing assets and the introduction of new products and services. As a result of that evaluation and an analysis of how the plans operate in practice, this committee concluded that our incentive plans do not subject the Company to unnecessary or excessive risk or motivate staff members to manipulate the Company’s earnings.
Our nominating and corporate governance committee’s role in risk oversight includes recommending director candidates with appropriate experience and skills to understand the Company’s risk profile and provide effective oversight over our material risks.
Our Board does not have a separate risk committee; rather, as explained above, the Board, as a whole, is responsible for overseeing the Company’s risk management. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business lines leaders and conducting succession planning for key leadership positions at the Company. Since July 2012, Stefanie Kimball has served as our Chief Risk Officer. Ms. Kimball is charged with overseeing the Company’s risk management function and, in this capacity, works closely with the Company’s internal audit department. In addition to regular reports from each of the Board’s committees, our Board receives reports, at each regularly scheduled Board meeting, from the Chief Risk Officer as well as other members of the Company’s management on the Company’s most material risks and the degree of its exposure to those risks. These include reports on the Company’s credit risk, interest rate risk, capital risk, regulatory risk, liquidity risk, cyber-security and information technology risk and contingency planning. As part of the Company’s risk management function, management conducts and oversees its informational security training program for Company employees.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD; RESPONSES TO INVESTORS
The Board of Directors has a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at 4200 East Beltline, Grand Rapids, Michigan, 49525. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Our Board and management team is committed to actively engaging with our shareholders. As in prior years, during 2023, members of our executive team attended several financial institution investor conferences at which both existing shareholders as well as prospective shareholders had the opportunity to, and did, schedule meetings with our team. In addition, we regularly meet with investors, prospective investors and investment analysts either in person or via video conferencing. Finally, over the course of the year, we also held individual calls with investors as they were requested. In all instances, our discussions were limited to covering publicly available information.

REPORT OF OUR AUDIT COMMITTEE
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Our audit committee has met with management and the independent auditors to review and discuss our audited consolidated financial statements as of and for the year ended December 31, 2023.
Our audit committee obtained from our independent auditors the written disclosures and the letter required by applicable provisions of the Public Company Accounting Oversight Board regarding their independence. Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.
Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, as amended, and adopted by the Public Company Accounting Oversight Board. Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our consolidated financial statements.
Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Stephen L. Gulis, Jr.
Dennis W. Archer, Jr.
Michael J. Cok
Ronia F. Kruse

DISCLOSURE OF FEES PAID TO OUR INDEPENDENT AUDITORS
Crowe LLP (“Crowe”) has been the Company’s independent auditors since 2005. Under its charter, the audit committee is solely responsible for selecting and reviewing the qualifications of the Company’s independent auditors.
The following sets forth the fees paid to our independent auditors for the last two fiscal years:

	Year Ended December 31,
	2023	2022
Audit Fees	$441,700	446,500
Audit-Related Fees (1)	42,000	40,000
Tax Fees (2)	71,925	76,988
All Other Fees	8,500	8,500
Total Fees	$564,125	$571,988

(1)	Consists of fees for an audit required under a Housing and Urban Development (“HUD”) loan program and additional fees due to audit requirements related to our Ginnie Mae seller-servicer activities.

(2)	Consists of fees related to the preparation of corporate tax returns and amounts for tax advice and tax planning services.
PRE-APPROVAL POLICY
Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent auditors. For 2023 and 2022, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee. A copy of this policy is available on our Website at www.IndependentBank.com.

PROPOSAL II

SUBMITTED FOR YOUR VOTE - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected Crowe as independent auditors for the Company for the fiscal year ending December 31, 2024. The services provided to the Company and our subsidiaries by Crowe for 2023 and 2022 are described above under the caption “Disclosure of Fees Paid to our Independent Auditors.”
We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance.
If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
The affirmative vote of a majority of the Company’s common stock cast at the Annual Meeting, by person or by proxy, is required for approval. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders will vote FOR the approval of this proposal.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.

PROPOSAL III
SUBMITTED FOR YOUR VOTE —
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Consistent with our Board’s recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation of our Named Executives. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” below.
Our shareholders will be asked to approve the following resolution at the Annual Meeting:
RESOLVED, that the shareholders of Independent Bank Corporation approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in the Company’s proxy statement for its 2024 Annual Meeting of Shareholders.
The advisory vote on executive compensation was last conducted at our Annual Meeting of Shareholders in 2023, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy and excluding broker non-votes, approximately 96.1% of the shares voted to approve the resolution, 3.6% voted against the resolution, and 0.3% abstained. Our Board considered the results of this vote to be supportive of the Company’s compensation policies and programs and did not make any material changes to our policies or programs as a result of that vote. This is an advisory vote only and neither the Company nor its Board of Directors will be bound to take action based upon the outcome of this vote. The compensation committee, of our Board will consider the outcome of this year’s vote when considering future executive compensation arrangements.
The Board of Directors recommends a vote FOR this proposal to approve the resolution approving the compensation of our executives on an advisory basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Objectives
The primary objectives of our executive compensation program are to (1) attract and retain talented individuals, (2) motivate and reward executives for achieving our business goals, (3) align our executives' incentives with our strategies and goals, as well as the creation of shareholder value, and (4) provide competitive compensation at a reasonable cost. Our executive compensation plans are designed to achieve these objectives.
Our executive compensation program has three primary components: base salary; an annual cash incentive bonus; and long-term incentive compensation that is typically in the form of equity-based compensation. The compensation committee of our Board (the "Committee") has not established policies or guidelines with respect to the specific mix or allocation of total compensation among base salary, annual incentive bonuses, and long-term compensation. However, the Committee believes that there should be an appropriate balance between the compensation components so as to promote and reward for performance but within reasonable risk parameters reflecting a longer-term perspective.
Each year the Committee utilizes the services of third-party consultants to assist in the design of our executive compensation programs and render advice on compensation matters generally. The external review of our executive compensation programs was performed in 2023 by Meridian Compensation Partners, LLC ("Meridian"). Meridian was retained by the Committee to review each element of our executive compensation program, including a review of (1) the overall competitiveness of our compensation program for executives, (2) our annual cash incentive program, and (3) our long-term incentive plan program. As part of its review, Meridian conducted a comparison of our compensation programs relative to a peer group of 21 regional financial institutions1, as well as general market data on executive compensation rates and practices from a variety of third party sources. The peer group listed below consists of the same institutions in the 2022 peer group. Based upon Meridian's review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, and based upon our shareholders' support of our executive compensation practices, as reflected in the results of last year's say on pay vote, the Committee made no suggested, material changes to our executive compensation program for 2024.
The foregoing discussion is intended to provide a background and context for the information that follows, regarding our existing compensation programs for those persons who served as our Named Executives during 2023, and to assist in understanding the information included in the executive compensation tables.
Components of Compensation
The principal components of compensation we pay to our executives consist of the following:
•Base Salary;
•Annual Cash Incentive; and
•Long-Term Incentive Compensation, generally payable in the form of equity-based compensation.
Base Salary
Base salaries are established each year for our executive officers. None of our executive officers has a separate employment agreement. In determining base salaries, we consider a variety of factors including peer group compensation as well as an individual's performance, experience, expertise, and tenure with the Company.
The Committee recommends the base salary for our President and CEO for consideration and approval by the full Board. The base salaries of other Named Executives are established by our CEO, with input from, and approval by, the Committee. In setting base salaries, our CEO considers peer group compensation, as well as the individual performance of each respective executive officer. In connection with establishing 2024 salaries, the Committee also reviewed and considered the benchmarking data compiled by Meridian, as discussed above.
The base salaries of our Named Executives for each of the last three years is set forth in the below Summary Compensation Table. Effective January 1, 2024, the Committee approved increases in the base salaries of our Named Executives in amounts ranging from 3% of base salaries to 7% of base salaries. The Board approved a 6% increase in Mr. Kessel's base salary to $602,080, based upon the effectiveness of his leadership, the Company's financial performance for 2023, and the significant accomplishments of the Company during 2023, especially in light of the challenging economic and interest rate environment.
Annual Cash Incentives and Compensation
Annual cash incentives are payable under the terms of our annual Management Incentive Compensation Plan. This plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our Board. Under this Plan, our Board has established the following performance levels: (1) threshold represents the performance level of what must be achieved before any incentive awards are payable; (2) target performance is defined as a desired level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would result in earning 50 percent of the target incentive, target would be 100 percent, and maximum would be 200 percent, with compensation prorated between these award levels. Any awards under the Plan are payable in full following finalization of the Company's financial results for the performance period.
2023. Under the terms of the 2023 Management Incentive Compensation Plan, management employees were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 60% to 80%) as well as predetermined individual goals (weighted at 20% to 40%). The target bonus levels were 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive's bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below. No bonuses were payable under the 2023 plan unless the Company's earnings per share equaled or exceeded $2.52.

1 The following financial institutions comprise the peer group entities in evaluating peer group compensation.
Community Trust Bancorp, Inc.                First Financial Corporation
Peoples Bancorp Inc.                    West Bancorporation, Inc.
S.Y. Bancorp, Inc.                    MidwestOne Financial Group, Inc.
Horizon Bancorp                    CNB Financial Corporation
First Mid-Illinois Bancshares, Inc.            Civista Bancshares Inc.
Mercantile Bank Corporation                Farmers National Banc Corp
German American Bancorp, Inc.                Lakeland Financial Corp
HBT Financial, Inc.                    Equity Bancshares, Inc.
Old Second Bancorp, Inc.                Bank First Corporation
Macatawa Bank Corporation                First Business Financial Services, Inc.
QCR Holdings, Inc.

The following sets forth (1) the Company's performance goals for 2023, (2) the Company's performance for 2023, by goal, (3) the performance factor, comparing performance relative to each goal, (4) the relative weight for each goal, and (5) the payout ratio, which measures the Company's achievement per performance goal by its relative importance and is determined by multiplying the performance factor by the weight of each goal, respectively:

	Earnings Per Share(1)	Efficiency Ratio	Non-Performing Assets to Total Assets	Deposit Balance Growth (2)	Deposit Account Growth (3)
Threshold (50%)	$2.87	61.00%	0.50%	2.50%	2.00%
Target (100%)	$3.12	59.00%	0.30%	5.00%	4.00%
Maximum (200%)	$3.60	56.00%	0.10%	10.00%	8.00%

2023 Performance	$2.79	60.81%	0.11%	3.81%	(0.53)%
Performance Factor	0.00	0.55	1.95	0.76	0.00
Relative Weight	40%	12%	12%	8%	8%
Payout Ratio(4)	0.00	0.07	0.23	0.06	0.00

(1)	Determined after giving effect to total incentive compensation expense for the year.
(2)	Excludes brokered deposits.
(3)	Includes consumer and business accounts with balances of $100 or more, excluding time deposits.
(4)	An employee's total cash incentive is determined by multiplying his or her target bonus by each payout ratio and adding those amounts, plus the individual performance bonus.
Combined with the relative achievement of individual performance objectives, total incentive compensation for 2023, for all employees, was approximately $5.3 million. The amounts payable to each of our Named Executives under our 2023 Management Incentive Plan is set forth under the column "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.
2024. In January and February of 2024, the Committee and the Board approved the performance objectives for the 2024 Management Incentive Compensation Plan. The Committee recommended, and the Board approved, the use of the same performance metrics (and weighting) that were used for 2023, except for the elimination of the deposit account growth metric. The Committee believes that these metrics, as well as their relative importance, effectively balance the Company's growth objectives and asset quality standards.
The target bonus levels remain at 50% of base salary for the CEO and 40% of base salary for the other Named Executives. Twenty percent of each Named Executive's bonus under the plan is based upon the achievement of pre-established individual performance objectives; the balance is based upon the achievement of the Company performance objectives listed below, with earnings per share weighted at 40%, the efficiency ratio and asset quality objectives weighted at 12% each, and the deposit growth objective weighted at 16%. No bonuses are payable under the 2024 plan unless the Company's earnings per share equal or exceed $2.61.

	Earnings Per Share(1)	Efficiency Ratio	Non-Performing Assets to Total Assets	Deposit Balance Growth (2)
Threshold (50%)	$2.74	60.0%	0.50%	2.5%
Target (100%)	$2.99	59.0%	0.30%	5.0%
Maximum (200%)	$3.49	56.0%	0.10%	10.0%
Relative Weight	40%	12%	12%	16%

(1)	Determined after giving effect to total incentive compensation expense for the year.

(2)	Excludes brokered deposits.
Long-Term Incentive Program
Our long-term compensation incentives are generally provided for under our Long-Term Incentive Plan (LTIP), which provides for the grant of a variety of stock-based compensation awards.
As a general practice, awards under the LTIP are recommended by the Committee, and approved by the Board, at the Board's first meeting in each calendar year. Under the LTIP, the Committee has the authority to grant a wide variety of stock-based awards. The LTIP is intended to assist our executive officers in the achievement of our share ownership guidelines. Under these guidelines (1) our CEO is expected to own Company stock having a market value equal to at least three (3) times his base salary, (2) our executive vice presidents are to own stock having a market value of at least twice their respective base salaries, and (3) our senior vice presidents are to own stock having a market value of not less than 50 percent of their respective base salaries. Once these guidelines are achieved, the failure to maintain the guidelines due to decreases in the market value of our common stock does not mandate additional purchases; rather, further sales of our common stock are prohibited until the employee again reaches the required level of ownership. These guidelines apply ratably over a 5-year period following the date of hire or promotion to one of these positions.
For 2023, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executives	Number of Shares of Restricted Stock(1)	Number of Performance Units
William B. Kessel	6,431	6,431
Gavin A. Mohr	2,517	2,517
Patrick J. Ervin	2,503	2,503
Stefanie M. Kimball	2,537	2,537
Larry R. Daniel	2,371	2,371

(1)	The market price of our common stock was $22.91 on the date of grant.

The value of the awards was based on a target rate of 55% of 2022 base salary for our CEO and 40% of 2022 base salary for the other Named Executives. The shares of restricted stock granted in 2023 cliff vest after three years. For performance unit awards granted in 2023, the number of shares issuable for each performance unit will be determined at the end of the three-year performance period, with performance based upon (a) the total shareholder returns (TSR) of the Company's common stock relative to the TSR of the Company's "Peer Group," and (b) the Company's return on average assets (ROAA) relative to its Peer Group. Accordingly, the actual number of shares issuable under the terms of the performance unit awards granted in 2023 will equal the product of (1) the number of target shares that are subject to the award and (2) the earnout percentage, based upon the Company's performance, weighted equally, relative to Peer Group TSR and Peer Group ROAA. For purposes of determining relative performance under these performance share units, the Company's Peer Group consists of U.S. domiciled financial institutions with total year-end assets between $1 billion and $10 billion and whose securities are publicly traded on the major U.S. exchanges, as published by S&P Global.

Company TSR and ROAA Relative to Peer Group	Earnout Percentage
2 times or more	200%
1.5 times Index	150%
Equal to Index	100%
.5 times Index	50%
Below .5 times Index	0%

For 2024, the Committee recommended and the Board approved, the grant of restricted stock awards and performance unit awards to the Named Executives under our LTIP, in the following amounts:

Named Executives	Number of Shares of Restricted Stock(1)	Number of Performance Units
William B. Kessel	6,511	6,511
Gavin A. Mohr	2,517	2,517
Patrick J. Ervin	2,484	2,484
Stefanie M. Kimball	2,509	2,509
Larry R. Daniel	2,384	2,384

(1)	The market price of our common stock was $23.99 on the date of grant.
The value of the awards was based upon a target rate of 55% of 2023 base salary for our CEO and 40% of 2023 base salary for the other Named Executives. The shares of restricted stock granted in 2024 cliff vest after three years. For performance unit awards granted in 2024, the number of shares issuable for each performance unit will be determined at the end of the three-year performance period, with performance based upon the Company's TSR and return on average assets (ROAA) relative to its Peer Group. Accordingly, the actual number of shares issuable under the terms of the performance unit awards granted in 2024 will equal the product of (1) the number of target shares that are subject to the award and (2) the earnout percentage, based upon the Company's performance, weighted equally, relative to Peer Group TSR and Peer Group ROAA.
Severance and Change in Control Payments
The Company has in place Management Continuity Agreements for each of our executive officers. These agreements provide severance benefits if an individual's employment is terminated within 36 months after a change in control or within six months before a change in control and if the individual's employment is terminated or constructively terminated in contemplation of a change in control for three years thereafter. For purposes of these agreements, a "change in control" is defined to mean any occurrence reportable as such in a proxy statement under applicable rules of the SEC, and would include, without limitation, the acquisition of beneficial ownership of 20 percent or more of our voting securities by any person, certain extraordinary changes in the composition of our Board, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.

Severance benefits are not payable if an individual's employment is terminated for cause, employment terminates due to an individual's death or disability, or the individual resigns without "good reason." An individual may resign with "good reason" after a change in control and receive his or her severance benefits if an individual's salary or bonus is reduced, his or her duties and responsibilities are inconsistent with his or her prior position, or there is a material, adverse change in the terms or conditions of the individual's employment. The agreements are for self-renewing terms of three years unless we elect not to renew the agreement. The agreements are automatically extended for a three-year term from the date of a change in control. These agreements provide for a severance benefit in a lump sum payment equal to 18 months to three years' salary and bonus and a continuation of benefits' coverage for 18 months to three years. These benefits are limited, however, to one dollar less than three times an executive's "base amount" compensation as defined in Section 280G of the Internal Revenue Code of 1986, as amended.
Other Benefits
We believe that other components of our compensation program, which are generally provided to other full-time employees, are an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, group life, and accidental death and dismemberment insurance and our 401(k) Plan, and in each case on the same basis as other employees and are also entitled to the use of Company owned or leased vehicles and reimbursement of certain club dues. We also maintain an ESOP that provides substantially all full-time employees with an equity interest in our Company. Contributions to the ESOP are determined annually and are subject to the approval of our Board. For the year ended December 31, 2023, the Company contributed an amount equal to two percent (2.0%) of eligible employee compensation to this plan.
Perquisites
Our Board and compensation committee regularly reviews the perquisites offered to our executive officers. The Committee believes that the cost of such perquisites is relatively minimal.
Clawback Policy
Our Board has adopted a Clawback Policy that requires the Company to recoup or otherwise recover certain incentive compensation paid to the Company's executive officers in the event of a restatement of the Company's financial statements. The Clawback Policy also permits the Board, in its discretion, to recoup certain incentive compensation paid to our executive officers who has engaged in certain improper conduct, as described in the policy.
Anti-Pledging and Anti-Hedging
The Company's Insider Trading Policy prohibits the Company's executive officers, as well as the Company's directors, from pledging the Company's securities as collateral for loans or engaging in hedging transactions or purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company's securities.
CEO Pay Ratio
For 2023, the ratio of the median of the annual total compensation of all of our employees excluding our CEO ($58,772) to the annual total compensation of our CEO ($1,122,120) was 1:19.1. The compensation of our median employee was determined by (1) calculating the annual total compensation for all of our employees as of December 31, 2023 (the "Determination Date"), (2) ranking the annual total compensation of all employees (except our CEO) from lowest to highest (which comprised a total of 831 employees), and (3) selecting the employee that ranked as the median (416 on the list of 831). We included all of our full-time and part-time employees as of the Determination Date and annualized the total compensation for those full-time and part-time employees who were employed by us for less than one year as of the Determination Date. Total annual compensation includes each element of compensation listed in the Summary Compensation Table below, based upon our tax reporting requirement (W-2 wages) and including the Company's matching contribution to our 401(k) plan as well as Company contributions to our Employee Stock Ownership Plan.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.
Joan A. Budden
Christina L. Keller
Matthew J. Missad

Summary Compensation Table
The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than our CEO and CFO for the last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Totals
William B. Kessel	2023	$568,000	$318,106	$170,587	$65,427	$1,122,120
President and Chief	2022	535,800	282,638	348,500	72,363	1,239,301
Executive Officer	2021	520,200	272,223	442,136	68,292	1,302,851

Gavin A. Mohr	2023	302,000	124,500	70,147	45,983	542,630
Executive Vice President and	2022	288,400	121,655	157,614	34,263	601,932
Chief Financial Officer	2021	280,000	119,528	177,320	35,633	612,481

Stefanie M. Kimball	2023	301,000	125,489	90,142	36,630	553,261
Executive Vice President -	2022	290,700	122,654	167,694	35,361	616,409
Chief Risk Officer	2021	282,220	116,983	198,685	37,677	635,565

Patrick J. Ervin	2023	298,000	123,807	70,229	52,143	544,179
Executive Vice President -	2022	286,800	143,155	154,008	53,775	637,738
Mortgage Banking	2021	270,610	158,365	190,510	46,018	665,503

Larry R. Daniel	2023	286,000	117,278	67,146	45,134	515,558
Executive Vice President -	2022	271,600	112,373	142,435	32,307	558,715
Operations and Retail Banking	2021	258,640	104,175	179,200	32,859	574,874

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code.

(2)
The amounts set forth in this column represent the aggregate fair value of awards as of the grant date, computed in accordance with FASB ASC topic 718, “Compensation - Stock Compensation”. The assumptions used in calculating these award amounts are set forth in Note 14, of the Company's 2023 Annual Report.

(3)
The amounts set forth in this column for 2023 represent cash bonuses paid to the Named Executives on March 15, 2024, under the terms of the Company's Management Incentive Compensation Plan for the annual period ended December 31, 2023. The amounts set forth in this column for 2022 represent cash bonuses paid to the Named Executives on March 3, 2023, under the terms of the Company's Management Incentive Compensation Plan for the annual period ended December 31, 2022. The amounts set forth in this column for 2021 represent cash bonuses paid to the Named Executives on March 4, 2022, under the terms of the Company's Management Incentive Compensation Plan for the annual period ended December 31, 2021.

(4)
The amounts set forth in this column include our contributions to the ESOP (subject to certain age and service requirements, all employees are eligible to participate in the ESOP), matching contributions to qualified defined contribution plans, IRS determined personal use of company owned automobiles, dividends on restricted stock, and country club and other social club dues.

Grants of Plan-Based Awards
The table below shows the grant of all awards to all of our Named Executives in 2023 pursuant to our compensation plans.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name and Principal Position	Grant Date	Threshold $	Target $	Maximum $	Threshold	Target	Maximum
William B. Kessel	02/06/23	142,000	284,000	568,000	—	—	—	—	$—
	02/06/23	—	—	—	—	6,431	12,862	—	170,772
	02/06/23	—	—	—	—	—	—	6,431	147,334

Gavin A. Mohr	02/06/23	60,400	120,800	241,600	—	—	—	—	—
	02/06/23	—	—	—	—	2,517	5,034	—	66,836
	02/06/23	—	—	—	—	—	—	2,517	57,664

Stefanie M. Kimball	02/06/23	60,200	120,400	240,800	—	—	—	—	—
	02/06/23	—	—	—	—	2,537	5,074	—	67,367
	02/06/23	—	—	—	—	—	—	2,537	58,123

Patrick J. Ervin	02/06/23	59,600	119,200	238,400	—	—	—	—	—
	02/06/23	—	—	—	—	2,503	5,006	—	66,463
	02/06/23	—	—	—	—	—	—	2,503	57,344

Larry R. Daniel	01/25/22	57,200	114,400	228,800	—	—	—	—	—
	01/25/22	—	—	—	—	2,371	4,742	—	62,958
	01/25/22	—	—	—	—	—	—	2,371	54,320

(1)
The amounts in these three columns relate to possible payouts to the Named Executives in January 2023 pursuant to the 2023 Management Incentive Compensation Plan, an annual cash incentive plan. The amounts payable are based on various objectives to be achieved during 2023, as discussed under “Compensation Discussion and Analysis - Annual Cash Incentives” above. The amounts in the “Threshold” column reflect the minimum amounts payable to each NEO if threshold performance was achieved for each of the performance metrics under this incentive plan. There were no minimum amounts payable pursuant to these awards; the amounts in the “Maximum” column reflect the maximum amounts payable pursuant to these awards; and the amounts in the “Target” column represent the target bonus amount. In March 2024, the actual amounts payable to the Named Executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
The amounts in these three columns reflect the grant of performance units pursuant to our Long-Term Incentive Plan. The performance units represent shares of the Company's common stock and are issuable to participants at the end of the three-year performance period beginning on the date that the performance units are granted. The number of performance units reflects the number of shares of common stock that may be issued if certain Total Shareholders Return (TSR) and return on average equity (“ROAA”) goals are met. The total number of shares which finally issue may vary from zero to 200% of the target amount, depending upon the Company's performance relative to the established TSR and ROAA goals. (See Compensation Discussion and Analysis above).

(3)	The amounts in this column represent grants of restricted stock made pursuant to our Long-Term Incentive Plan. These shares of restricted stock will vest in full on the third anniversary of the grant date if the employee remains employed by the Company through that date.

(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For performance share units, the grant date fair value was determined based upon the vesting of 100% of the target shares awarded.

Outstanding Equity Awards at Fiscal Year-End
The table shows shares of restricted stock and performance share units that have not yet vested, all of which were granted under our Long-Term Incentive Plan. There were no stock options outstanding for any of the Named Executives as of December 31, 2023.

	Stock Awards
				Equity Incentive Plan Awards
Name and Principal Position	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested(3)	Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(3)
William B. Kessel	01/26/21	6,525	$169,781	—	$—
	01/26/21	—	—	6,525	169,781
	01/25/22	5,088	132,390	—	—
	01/25/22	—	—	5,088	132,390
	02/06/23	6,431	167,335	—	—
	02/06/23	—	—	6,431	167,335

Gavin A. Mohr	01/26/21	2,865	74,547	—	—
	01/26/21	—	—	2,865	74,547
	01/25/22	2,190	56,984	—	—
	01/25/22	—	—	2,190	56,984
	02/06/23	2,517	65,492	—	—
	02/06/23	—	—	2,517	65,492

Stefanie M. Kimball	01/26/21	2,804	72,960	—	—
	01/26/21	—	—	2,804	72,960
	01/25/22	2,208	57,452	—	—
	01/25/22	—	—	2,208	57,452
	02/06/23	2,537	66,013	—	—
	02/06/23	—	—	2,537	66,013

Patrick J. Ervin	01/26/21	5,125	133,353	—	—
	01/26/21	—	—	2,625	68,303
	01/25/22	3,117	81,104	—	—
	01/25/22	—	—	2,117	55,084
	02/06/23	2,503	65,128	—	—
	02/06/23	—	—	2,503	65,128

Larry R. Daniel	01/26/21	2,497	64,972	—	—
	01/26/21	—	—	2,497	64,972
	01/25/22	2,023	52,638	—	—
	01/25/22	—	—	2,023	52,638
	02/06/23	2,371	61,693	—	—
	02/06/23	—	—	2,371	61,693

(1)
The shares of restricted stock granted in 2021, 2022 and 2023 cliff vest in three years from the date of grant. The number of shares shown in this column reflect the number of shares originally granted.

(2)	The market value of the shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2023, which was $26.02.

(3)
The number of shares that may be issued under our performance share unit awards depends upon the achievement of certain TSR goals, as well as ROAA goals (for 2022 and 2023 grants only), determined as of the third anniversary of the grant date. The number and value of the awards reflect the target level of performance units granted.

Option Exercises and Stock Vested
The following table reflects (1) options exercised by the Named Executives in 2023, (2) the number of shares of restricted stock previously awarded to the Named Executives that vested during 2023, and (3) the number of performance shares earned in 2023. No options were exercised by the Named Executives in 2023.

			Stock Awards
	Option Awards		Restricted Stock		Performance Shares
Named Executives	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(2)
William B. Kessel	—	$—	5,551	$129,505	5,531	$129,038
Gavin A. Mohr	—	—	3,000	58,290	—	—
Stefanie M. Kimball	—	—	2,386	55,665	2,377	55,455
Patrick J. Ervin	—	—	2,207	51,489	2,199	51,303
Larry R. Daniel	—	—	2,099	48,970	2,091	48,783

(1)	Represents the fair market value of shares of restricted stock as of the date of vesting.

(2)	Represents the number of shares earned with respect to performance units granted in 2020 and corresponding value on the date the shares were issued and vested.

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our Executive Nonqualified Excess Plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Named Executives	Executive Officer Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End ($)
William B. Kessel	$63,255	$14,138	$59,968	$—	$428,504
Gavin A. Mohr	—	—	—	—	—
Stefanie M. Kimball	11,396	—	11,982	—	67,491
Patrick J. Ervin	—	—	—	—	—
Larry R. Daniel	—	—	—	—	—

(1)
Amounts in this column represent the deferrals of base salary earned in 2023 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in 2022 and paid in 2023 under the Company’s Management Incentive Plan which was included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company’s contribution and are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts reflect changes in value of the employee’s account during the year, based upon deemed investment deferred amounts.

The Executive Nonqualified Excess Plan allows certain employees who have compensation above the statutory ceiling to defer a portion of their base salary and incentive compensation. The Company may make discretionary contributions to the Plan. For 2023, the Company made contributions to the plan such that the amounts in the Plan “mirror” the amounts the Company would have contributed to the Company’s tax-qualified 401(k) plan had the employee’s compensation not been above the statutory ceiling. Distributions from the Plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and Company contributions.

Other Potential Post-Employment Payments
The Company has entered into a Management Continuity Agreement with each of the Named Executives that provides for certain severance compensation and other benefits if the executive is terminated in connection with a change in control of the Company. These benefits are payable only if there occurs both a change in control and actual as well as constructive termination of employment under the circumstances described in the agreement. These agreements are described under “Severance and Change in Control Payments” in the Compensation Discussion and Analysis above. The following table reflects the estimated value of the severance payment and benefits that would be payable to each Named Executive pursuant to his or her Management Continuity Agreement if his or her employment was terminated on December 31, 2023 in connection with a change in control of the Company and otherwise in a manner that triggered the application of the agreement (e.g., was not a termination for cause or a resignation without “good reason”).

Named Executives	Estimated Liability for Severance Payments & Benefit Amounts Under Continuity Agreements	(1) Payment Limitation Based on IRS Section 280G Limitation on Severance Amounts
William B. Kessel	$2,831,259	$3,373,861
Gavin A. Mohr	1,414,077	1,260,925
Stefanie M. Kimball	1,482,199	1,604,714
Patrick J. Ervin	1,403,450	1,684,668
Larry R. Daniel	1,332,722	1,419,088

(1)	The total amounts that may be payable under the Management Continuity Agreements are subject to and limited by Internal Revenue Service Section 280G. This column indicates the estimated payout based on IRS limitations.

Pay versus Performance

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO		Average Summary Compensation Table Total for Other NEOs (9)	Average Compensation Actually Paid to Other NEOs		Cumulative TSR	Peer Group Cumulative TSR (10)	Net Income	Earnings Per Share
2023	$1,122,120	$1,245,987	(1)	$538,907	$591,108	(2)	136.67	109.02	$59,067,000	$2.79
2022	1,239,301	1,215,361	(3)	611,686	600,535	(4)	119.90	99.06	63,351,000	2.97
2021	1,302,851	1,479,964	(5)	628,013	687,631	(6)	115.02	119.74	62,895,000	2.88
2020	1,293,219	1,158,370	(7)	429,997	315,444	(8)	85.71	87.20	56,152,000	2.53
(1)Reflects the following adjustments to Mr. Kessel's total compensation for 2023, as reflected in the Summary Compensation Table above:
a.Subtracted $318,106, the aggregate grant date fair value of stock awards granted in 2023.
b.Added (Subtracted):
i.$376,529, the year-end fair value of awards granted during 2023 that remain outstanding and unvested at December 31, 2023;
ii.$70,407, the change in the year-end fair value (from the prior year-end fair value) of awards granted prior to 2023 that remain outstanding and unvested at December 31, 2023; and
iii.$(4,963), the change in the vesting date fair value (from the prior year-end fair value) of awards granted prior to 2023 that vested in 2023.
(2)The Named Executives, other than the CEO (the "Other NEOs"), for 2023 were: Gavin A. Mohr, Patrick J. Ervin, Stefanie M. Kimball and Larry R. Daniel. Reflects the following adjustments to the average of the Other NEOs' total compensation for 2023, as reflected in the Summary Compensation Table above:
a.Subtracted $122,769, the average aggregate grant date fair value of stock awards granted to the Other NEOs in 2023.
b.Added (Subtracted):
i.$145,315, the average year-end fair value of awards granted during 2023 that remain outstanding and unvested at December 31, 2023;
ii.$31,156, the change in the average year-end fair value (from the average prior year-end fair value) of awards granted prior to 2023 that remain outstanding and unvested at December 31, 2023; and
iii.$(1,501), the change in the average vesting date fair value (from the average prior year-end fair value) of awards granted prior to 2023 that vested in 2023.
(3)Reflects the following adjustments to Mr. Kessel's total compensation for 2022, as reflected in the Summary Compensation Table above:
a.Subtracted $282,638, the aggregate grant date fair value of stock awards granted in 2022.
b.Added (Subtracted):
i.$258,826, the year-end fair value of awards granted during 2022 that remain outstanding and unvested at December 31, 2022;
ii.$(3,876), the change in the year-end fair value (from the prior year-end fair value) of awards granted prior to 2022 that remain outstanding and unvested at December 31, 2022; and
iii.$3,748, the change in the vesting date fair value (from the prior year-end fair value) of awards granted prior to 2022 that vested in 2022.
(4)The Named Executives, other than the CEO (the "Other NEOs"), for 2022 were: Gavin A. Mohr, Patrick J. Ervin, Stefanie M. Kimball and Joel F. Rahn. Reflects the following adjustments to the average of the Other NEOs' total compensation for 2022, as reflected in the Summary Compensation Table above:
a.Subtracted $125,959, the average aggregate grant date fair value of stock awards granted to the Other NEOs in 2022.
b.Added (Subtracted):
i.$115,476, the average year-end fair value of awards granted during 2022 that remain outstanding and unvested at December 31, 2022;
ii.$(1,540), the change in the average year-end fair value (from the average prior year-end fair value) of awards granted prior to 2022 that remain outstanding and unvested at December 31, 2022; and
iii.$872, the change in the average vesting date fair value (from the average prior year-end fair value) of awards granted prior to 2022 that vested in 2022.
(5)Reflects the following adjustments to Mr. Kessel's total compensation for 2021, as reflected in the Summary Compensation Table above:
a.Subtracted $272,223, the aggregate grant date fair value of stock awards granted in 2021.
b.Added:
i.$311,895, the year-end fair value of awards granted during 2021 that remain outstanding and unvested at December 31, 2021;
ii.$112,002, the change in the year-end fair value (from the prior year-end fair value) of awards granted prior to 2021 that remain outstanding and unvested at December 31, 2021; and
iii.$25,439, the change in the vesting date fair value (from the prior year-end fair value) of awards granted prior to 2021 that vested in 2021.
(6)The Other NEOs for 2021 were: Gavin A. Mohr, Patrick J. Ervin, Stefanie M. Kimball and Joel F. Rahn. Reflects the following adjustments to the average of the Other NEOs' total compensation for 2021, as reflected in the Summary Compensation Table above:
a.Subtracted $126,473, the average aggregate grant date fair value of stock awards granted to the Other NEOs in 2021.
b.Added:
i.$145,831, the average year-end fair value of awards granted during 2021 that remain outstanding and unvested at December 31, 2021;
ii.$25,276, the change in the average year-end fair value (from the average prior year-end fair value) of awards granted prior to 2021 that remain outstanding and unvested at December 31, 2021; and
iii.$14,983, the change in the average vesting date fair value (from the average prior year-end fair value) of awards granted prior to 2021 that vested in 2021.
(7)Reflects the following adjustments to Mr. Kessel's total compensation for 2020, as reflected in the Summary Compensation Table above:
a.Subtracted $257,400, the aggregate grant date fair value of stock awards granted in 2020.

b.Added (Subtracted):
i.$202,889, the year-end fair value of awards granted during 2020 that remain outstanding and unvested at December 31, 2020;
ii.$(80,339), the change in the year-end fair value (from the prior year-end fair value) of awards granted prior to 2020 that remain outstanding and unvested at December 31, 2020; and
iii.$1, the change in the vesting date fair value (from the prior year-end fair value) of awards granted prior to 2020 that vested in 2020.
(8)The Other NEOs for 2020 were: Gavin A. Mohr, Patrick J. Ervin, Stefanie M. Kimball, Dennis J. Mack, Robert N. Shuster and Stephen A. Erickson. Reflects the following adjustments to the average of the Other NEOs' total compensation for 2020, as reflected in the Summary Compensation Table above:
a.Subtracted $81,195, the average aggregate grant date fair value of stock awards granted to the Other NEOs in 2020.
b.Added (Subtracted):
i.$51,749, the average year-end fair value of awards granted during 2020 that remain outstanding and unvested at December 31, 2020;
ii.$(26,396), the change in the average year-end fair value (from the average prior year-end fair value) of awards granted prior to 2020 that remain outstanding and unvested at December 31, 2020; and
iii.$(14,600), the change in the average vesting date fair value (from the average prior year-end fair value) of awards granted prior to 2020 that vested in 2020.
c.Subtracted $(44,110), the prior year-end fair value of awards that were forfeited during 2020.
(9)The 2020 Other NEO compensation is lower relative to 2021 and 2022 due to certain retirements and terminations of certain Other NEOs during that year.
(10)The peer group for each year presented is the Nasdaq Bank Stock Index.

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our CEO as well as average actual compensation paid to our Other NEOs to our cumulative TSR, peer group TSR, net income and earnings per share.

The following represents financial performance measures that we determined are the most important measures used to link compensation actually paid to each NEO and company performance:

Earnings per share
Efficiency ratio
Non-performing assets to total assets
Deposit balance growth
Deposit account growth

DIRECTOR COMPENSATION
For 2023, the annual retainer paid to non-employee directors was $63,750. Additional retainers of $35,000, $9,500, $6,000, and $6,000 were paid during 2023 to the chair of the Board and the chairpersons of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, respectively. No fees (beyond the retainers described above) are payable for attendance at either Board or committee meetings.
Pursuant to the Company’s Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of IBCP common stock to each non-employee director. No such stock options were granted during 2023. To date, no such options have been approved or granted in 2024.
Under the Company’s Corporate Governance Principles, half of the combined retainer for directors is payable in cash and the other half is payable in shares under the Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”) described below until that director achieves the required share ownership under the Company’s share ownership guidelines. Once a director achieves the requisite level of share ownership under those guidelines, each director then has the choice of receiving his or her director compensation in cash or under any of the means available under our Purchase Plan, at his or her discretion. A director is expected to own at least $300,000 in market value of the Company’s common stock within five years of first becoming a director of the Company.
The Purchase Plan provides that non-employee directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each non-employee director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.
A Current Stock Purchase Account is credited with shares of IBCP common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on ninety percent of the fair market value of IBCP common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on IBCP common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a non-employee director. Participants may generally elect either a lump sum or installment distributions.

	Fees Earned or Paid in
Named Executives	Cash(1)(2)	Stock(1)(2)	Total
Dennis W. Archer, Jr.	$31,875	$31,875	$63,750
William J. Boer(3)	34,875	34,875	69,750
Joan A. Budden(4)	—	69,750	69,750
Terance L Beia	63,750	—	63,750
Michael J. Cok	31,875	31,875	63,750
Stephen L. Gulis, Jr.(5)	73,250	—	73,250
Christina L. Keller	—	63,750	63,750
Ronia F. Kruse	—	63,750	63,750
Michael M. Magee, Jr.(6)	98,750	—	98,750
Matthew J. Missad	25,500	38,250	63,750
	$359,875	$334,125	$694,000

(1)	For 2023, fees were paid in the form of cash and the Company’s common stock, as described above. No stock options were awarded to any director during 2023.

(2)	Mr. Kessel, our President and CEO, receives no additional compensation for his service as director. All compensation paid to Mr. Kessel for 2023 is reported in the Summary Compensation Table above.

(3)	Includes additional retainer for service as chairperson of the nominating and corporate governance committee during 2023.

(4)	Includes additional retainer for services as chairperson of the compensation committee during 2023.

(5)	Includes additional retainer for service as chairperson of the audit committee during 2023.

(6)	Includes additional fee for service as chairperson of the 2023.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
In 2023, there did not exist any relationships involving our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

TRANSACTIONS INVOLVING MANAGEMENT

Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our bank subsidiary in the ordinary course of business during 2023. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or the bank and do not involve more than a normal risk of collectability or present other unfavorable features. Such loans totaled $7,368,000 at December 31, 2023, equal to 1.8% of shareholders’ equity.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires Company directors and executive officers and owners of more than ten percent (10%) of the Company’s common stock to file initial ownership reports with the SEC and to report subsequent changes in ownership of Company common stock and other Company equity securities.
To our knowledge, based solely on a review of the copies of the reports provided to the Company and written representations that no other reports were required, all Section 16 filing requirements were timely met during 2023 except as follows: Mr. Archer was late in filing five reports relating to the reporting of the purchase of common stock and Mr. Mohr was late in filing one report relating to the reporting of the withholding of shares upon the vesting of a compensatory equity award.

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2025 Annual Meeting of Shareholders may do so in accordance with Rule 14a-8 of the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2025 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us at our principal executive offices at 4200 East Beltline, Grand Rapids, Michigan, 49525, no later than November 11, 2024.
Under our Bylaws, no business may be brought before an annual shareholder meeting unless it is specified in the notice of the meeting and included in the Company’s proxy materials, or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to us (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year’s Annual Meeting of Shareholders. If the date of the 2025 Annual Meeting of Shareholders is changed by more than 20 days from the date of the first anniversary of the 2024 Annual Meeting, then notice must be received within 10 days after the date we mail or otherwise give notice of the date of the 2025 Annual Meeting of Shareholders.
As of March 6, 2024, no proposals from any shareholder to be presented at the 2024 Annual Meeting of Shareholders have been received by us.

GENERAL
The cost of soliciting proxies for the Annual Meeting will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, email, fax, or in person. We have retained the services of Broadridge Financial Solutions, Inc. to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies. The cost of such services is expected to total approximately $30,000, plus reasonable out of pocket expenses.
As of the date of this proxy statement, management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.
By order of our Board of Directors,

Gavin A. Mohr
Secretary
Dated: March 11, 2024

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan, 49525
800-355-0641

INDEPENDENT BANK

INDEPENDENT BANK CORPORATION
ATTN: GAVIN A. MOHR
4200 EAST BELTLINE
GRAND RAPIDS, MI 49525

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBCP2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 18, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30542-P01792-Z86596

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INDEPENDENT BANK CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Christina L. Keller	☐	☐	☐
1b. Ronia F. Kruse	☐	☐	☐
1c. Michael M. Magee, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Crowe LLP as independent auditors for the fiscal year ending December 31, 2024.	☐	☐	☐
3. Approval of an advisory (non-binding) resolution to approve the compensation paid to our executives.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V30543-P01792-Z86596

INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William B. Kessel and Gavin A. Mohr, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Independent Bank Corporation held of record by the undersigned as of February 23, 2024 at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2024 at 3:00 p.m. Eastern Time, or any adjournment or postponement thereof.

If a proxy is returned and no instructions are given, this proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and in the discretion of the proxies on any other matters that come before, or may be incident to the conduct of, the meeting or any adjournment or postponement thereof. If instructions are given with respect to one or more but not all proposals, (i) such instructions as are given will be followed, and (ii) this proxy will otherwise be voted in accordance with the preceding sentence.

Continued and to be signed on reverse side